Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

MOUNT AIRY, N.C., April 23, 2018 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its second quarter ended March 31, 2018.

Second Quarter 2018 Results

Net earnings for the second quarter of fiscal 2018 decreased to $5.9 million, or $0.31 per share, from $7.4 million, or $0.39 per share, in the same period a year ago. Insteel’s second-quarter results were unfavorably impacted by narrower spreads between selling prices and raw material costs partially offset by higher shipments and a lower effective tax rate relative to the prior year quarter.

Net sales increased 6.2% to $107.4 million from $101.2 million in the prior year quarter driven by a 2.4% increase in shipments and a 3.7% increase in average selling prices. Shipments increased 6.8% sequentially from the first quarter of fiscal 2018 while average selling prices increased 2.9%. Gross margin narrowed 370 basis points to 14.4% from 18.1% in the prior year quarter due to the reduction in spreads. Insteel’s effective tax rate decreased to 24.7% from 33.9% in the prior year quarter reflecting the reduction in the corporate tax rate under the Tax Cuts and Jobs Act.

Cash flow from operations decreased to $9.7 million from $13.7 million in the prior year quarter primarily due to the relative changes in net working capital and the decrease in earnings. Net working capital used $0.3 million of cash while providing $3.2 million in the prior year quarter.

Six Month 2018 Results

Net earnings for the first six months of fiscal 2018 increased to $14.0 million, or $0.73 per share, from $11.9 million, or $0.62 per diluted share, in the same period a year ago. Insteel’s earnings for the current year period benefited from a $3.7 million, or $0.19 per share gain on the remeasurement of deferred tax liabilities related to the impact of the new tax law. Net sales increased 5.2% to $205.2 million from $195.0 million in the prior year period driven by a 1.8% increase in shipments and a 3.3% increase in average selling prices. Gross margin narrowed 280 basis points to 13.2% from 16.0% due to the reduction in spreads. Excluding the deferred tax gain, Insteel’s effective tax rate decreased to 24.7% from 33.8% in the prior year period.

Cash flow from operations increased to $24.5 million from $17.6 million in the prior year period primarily due to the relative changes in net working capital and the increase in earnings. Net working capital provided $4.3 million of cash while using $1.4 million in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first six months of fiscal 2018 decreased to $9.3 million from $10.7 million in the prior year period. Capital outlays for fiscal 2018 are expected to total up to $21.0 million largely related to additional investments in engineered structural mesh (“ESM”) manufacturing capabilities, the purchase of the leased Houston facility and further upgrades of production technology and information systems.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

During the second quarter of fiscal 2018, Insteel returned $20.2 million of capital to shareholders through the payment of a special cash dividend of $1.00 per share and two regular quarterly cash dividends of $0.03 per share, marking the third consecutive year in which a special dividend of at least $1.00 per share has been paid. Insteel ended the quarter debt-free with $23.5 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“As we move into the second half of fiscal 2018, we expect improved business conditions driven by the usual seasonal pickup in demand together with continued growth in the construction sector,” commented H.O. Woltz III, Insteel’s president and CEO. “We believe the infrastructure-related portion of our business will benefit from the funding increases provided for in the recently passed federal omnibus spending bill together with state and local initiatives. The outlook for private nonresidential construction remains positive as well based on most recent leading indicators and industry forecasts, with the potential for additional investment spurred by the new tax law.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail, and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended September 30, 2017.

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All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 30, 2017 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2018	2017	2018	2017

Net sales	$107,417	$101,159	$205,158	$195,047
Cost of sales	92,001	82,865	178,081	163,743
Gross profit	15,416	18,294	27,077	31,304
Selling, general and administrative expense	7,475	7,055	13,238	13,319
Restructuring charges, net	-	25	-	73
Other expense, net	166	10	185	-
Interest expense	23	35	51	69
Interest income	(53)	(48)	(129)	(100)
Earnings before income taxes	7,805	11,217	13,732	17,943
Income taxes	1,926	3,797	(258)	6,063
Net earnings	$5,879	$7,420	$13,990	$11,880

Net earnings per share:
Basic	$0.31	$0.39	$0.73	$0.63
Diluted	0.31	0.39	0.73	0.62

Weighted average shares outstanding:
Basic	19,052	19,004	19,047	18,992
Diluted	19,258	19,224	19,241	19,217

Cash dividends declared per share	$0.03	$0.03	$1.06	$1.31

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)			(Unaudited)
	March 31,	December 30,	September 30,	April 1,
	2018	2017	2017	2017
Assets
Current assets:
Cash and cash equivalents	$23,464	$37,336	$32,105	$40,185
Accounts receivable, net	50,455	39,769	40,284	49,577
Inventories	63,156	70,918	81,853	59,230
Other current assets	4,071	5,101	5,949	3,264
Total current assets	141,146	153,124	160,191	152,256
Property, plant and equipment, net	103,277	102,891	98,670	94,805
Intangibles, net	10,275	10,634	7,913	8,484
Goodwill	8,293	8,293	6,965	6,965
Other assets	9,649	9,698	9,334	8,712
Total assets	$272,640	$284,640	$283,073	$271,222

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$32,561	$30,992	$33,651	$35,605
Accrued expenses	5,497	5,411	8,667	7,222
Dividends payable	-	19,612	-	-
Total current liabilities	38,058	56,015	42,318	42,827
Other liabilities	16,537	16,515	17,379	15,736
Shareholders' equity:
Common stock	19,063	19,041	19,041	19,025
Additional paid-in capital	70,658	70,052	69,817	68,850
Retained earnings	129,657	124,350	135,851	126,325
Accumulated other comprehensive loss	(1,333)	(1,333)	(1,333)	(1,541)
Total shareholders' equity	218,045	212,110	223,376	212,659
Total liabilities and shareholders' equity	$272,640	$284,640	$283,073	$271,222

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2018	2017	2018	2017
Cash Flows From Operating Activities:
Net earnings	$5,879	$7,420	$13,990	$11,880
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,233	2,711	6,409	5,729
Amortization of capitalized financing costs	16	16	32	32
Stock-based compensation expense	838	876	1,073	1,133
Deferred income taxes	(201)	(277)	(2,270)	910
Loss on sale and disposition of property, plant and equipment	204	10	221	46
Increase in cash surrender value of life insurance policies over premiums paid	(19)	(287)	(275)	(360)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(10,686)	(5,422)	(10,171)	(2,188)
Inventories	7,762	2,360	18,697	11,956
Accounts payable and accrued expenses	2,575	6,280	(4,218)	(11,132)
Other changes	128	(5)	1,005	(430)
Total adjustments	3,850	6,262	10,503	5,696
Net cash provided by operating activities	9,729	13,682	24,493	17,576

Cash Flows From Investing Activities:
Capital expenditures	(3,236)	(5,239)	(9,316)	(10,656)
Acquisition of business	-	-	(3,300)	-
Proceeds from surrender of life insurance policies	80	77	121	77
Increase in cash surrender value of life insurance policies	(51)	(56)	(245)	(277)
Net cash used for investing activities	(3,207)	(5,218)	(12,740)	(10,856)

Cash Flows From Financing Activities:
Proceeds from long-term debt	79	79	169	176
Principal payments on long-term debt	(79)	(79)	(169)	(176)
Cash dividends paid	(20,184)	(24,869)	(20,184)	(24,869)
Cash received from exercise of stock options	-	72	-	107
Payment of employee tax withholdings related to net share transactions	(210)	(502)	(210)	(646)
Net cash used for financing activities	(20,394)	(25,299)	(20,394)	(25,408)

Net decrease in cash and cash equivalents	(13,872)	(16,835)	(8,641)	(18,688)
Cash and cash equivalents at beginning of period	37,336	57,020	32,105	58,873
Cash and cash equivalents at end of period	$23,464	$40,185	$23,464	$40,185

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$1,067	$4,116	$1,060	$4,160
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,233	1,152	1,233	1,152
Restricted stock units and stock options surrendered for withholding taxes payable	210	502	210	646

IIIN – E

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